Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES 2010 ANNUAL PROFIT
JetBlue Reports Record Fourth Quarter and Full Year Revenues
New York, NY (January 27, 2011) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2010:
•	Pre-tax income of $15 million in the fourth quarter. This compares to pre-tax income of $20 million in the year-ago period.

•	For the full year 2010, JetBlue reported pre-tax income of $161 million. This compares to a pre-tax income of $104 million for the full year 2009.

•	Net income for the fourth quarter was $9 million, or $0.03 per diluted share. This compares to JetBlue’s fourth quarter 2009 net income of $11 million, or $0.04 per diluted share.

•	For the full year 2010, JetBlue reported net income of $97 million, or $0.31 per diluted share. This compares to net income of $61 million, or $0.21 per diluted share, for the full year 2009.
“Clearly, 2010 was an excellent year for JetBlue,” said Dave Barger, JetBlue’s CEO. “Thanks to the hard work and dedication of our outstanding crewmembers, we successfully transitioned to a new customer service and reservations system, strengthened our network in key markets such as Boston and the Caribbean, and created new revenue opportunities through airline partnerships and other product enhancements. As we look ahead into 2011, we believe we are taking the right steps to continue to strengthen our airline and improve our competitive position.”
Operational Performance
JetBlue reported record fourth quarter operating revenues of $940 million despite severe weather in the Northeast, which reduced revenue by an estimated $30 million. For the full year, operating revenues totaled $3.78 billion, representing an increase of 14.8% over operating revenues of $3.29 billion for the full year 2009.
For the fourth quarter, revenue passenger miles increased 10.1% year-over-year to 6.98 billion on a capacity increase of 6.8%, resulting in a fourth quarter load factor of 81.9%, an increase of 2.5 points year over year.

Yield per passenger mile in the fourth quarter was 12.11 cents, up 4.1% compared to the fourth quarter of 2009. Passenger revenue per available seat mile (PRASM) for the fourth quarter 2010 increased 7.4% year-over-year to 9.91 cents and operating revenue per available seat mile (RASM) increased 5.9% year-over-year to 11.03 cents.
Operating expenses for the quarter increased 14.9%, or $115 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the fourth quarter increased 7.6% year-over-year to 10.34 cents. Excluding fuel, CASM increased 3.6% to 6.95 cents.
Fuel Expense and Hedging
JetBlue hedged approximately 45% of its fuel consumption during the fourth quarter, resulting in a realized fuel price of $2.42 per gallon, a 16% increase over fourth quarter 2009 realized fuel price of $2.08. JetBlue recorded $3 million in gains on fuel hedges that settled during the fourth quarter.
JetBlue has hedged approximately 37% of its first quarter projected fuel requirements and 32% of its full year 2011 projected fuel requirements using a combination of crude call options and collars, jet fuel swaps and heating oil collars. Based on the fuel curve as of January 21, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $2.84 in the first quarter and $2.89 for the full year 2011.
Balance Sheet Update
JetBlue ended the year with approximately $1 billion in unrestricted cash and short term investments.
“During 2010, we made several strategic investments in our infrastructure and network while maintaining one of the best liquidity positions in the U.S. airline industry relative to our size,” said Ed Barnes, JetBlue’s CFO. “We believe our strong financial foundation coupled with a continued focus on improving our balance sheet and managing costs position us for continued success in 2011 and beyond.”
First Quarter and Full Year Outlook
For the first quarter of 2011, CASM is expected to increase between 11 and 13 percent over the year-ago period. Excluding fuel, CASM in the first quarter is expected to increase between three and five percent year over year.
CASM for the full year is expected to increase between eight and ten percent over full year 2010. Excluding fuel, CASM in 2011 is expected to range from negative one and positive two percent year over year.
Capacity is expected to increase between one and three percent in the first quarter and to increase between seven and nine percent for the full year.
JetBlue will conduct a conference call to discuss its quarterly earnings today, January 27, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue

New York-based JetBlue Airways has created a new airline category based on value, service and style. In 2010, the carrier ranked “Highest in Customer Satisfaction Among Low-Cost Carriers in North America” by J.D. Power and Associates, a customer satisfaction recognition received for the sixth year in a row. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) and super-spacious Even More Legroom seats. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 63 cities with 600 daily flights. Later this year JetBlue plans to introduce service to Providenciales, Turks & Caicos; Anchorage, Alaska; and Martha’s Vineyard, Mass. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JET-BLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in JetBlue’s Securities and Exchange Commission filings, including but not limited to, JetBlue’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010 and Current Report on Form 8-K filed on January 18, 2011. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2010 (a)	2009	Change		2010	2009	Change
OPERATING REVENUES
Passenger	$845	$738	14.7		$3,412	$2,934	16.3
Other	95	95	0.7		367	358	2.6

Total operating revenues	940	833	13.1		3,779	3,292	14.8

OPERATING EXPENSES
Aircraft fuel and related taxes	290	232	24.8		1,115	945	18.0
Salaries, wages and benefits	227	200	13.4		891	776	14.8
Landing fees and other rents	55	53	2.9		228	213	6.7
Depreciation and amortization	55	58	(6.7)		220	228	(3.7)
Aircraft rent	33	31	7.5		126	126	0.3
Sales and marketing	49	38	31.4		179	151	19.0
Maintenance materials and repairs	48	38	27.7		172	149	15.4
Other operating expenses	126	118	6.5		515	419	22.8

Total operating expenses	883	768	14.9		3,446	3,007	14.6

OPERATING INCOME	57	65	(8.9)		333	285	17.4

Operating margin	6.2%	7.7%	(1.5	) pts.	8.8%	8.6%	0.2	pts.

OTHER INCOME (EXPENSE)
Interest expense	(45)	(50)	(8.0)		(180)	(198)	(9.2)
Capitalized interest	1	1	(34.5)		4	7	(45.9)
Interest income and other	2	4	(48.8)		4	10	(62.4)

Total other income (expense)	(42)	(45)	(4.0)		(172)	(181)	(4.8)

INCOME BEFORE INCOME TAXES	15	20			161	104

Pre-tax margin	1.7%	2.4%	(0.7	) pts.	4.3%	3.2%	1.1	pts.

Income tax expense	6	9			64	43

NET INCOME	$9	$11			$97	$61

EARNINGS PER COMMON SHARE:
Basic	$0.03	$0.04			$0.36	$0.24

Diluted	$0.03	$0.04			$0.31	$0.21

Weighted average shares outstanding (thousands):
Basic	276,415	273,120			275,364	260,486
Diluted	306,673	303,532			346,580	332,063

(a)	On January 18, 2011, JetBlue Airways Corporation filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission, describing an error in its previous accounting for certain points and awards that had expired under its former customer loyalty program, TrueBlue. Passenger revenue for the fourth quarter of 2010 reflects $6 million related to these expirations. A portion of this amount may be recorded in passenger revenue in previous periods of 2010.

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2010 (a)	2009	Change		2010	2009	Change
Revenue passengers (thousands)	6,039	5,457	10.7		24,254	22,450	8.0
Revenue passenger miles (millions)	6,984	6,343	10.1		28,279	25,955	9.0
Available seat miles (ASMs) (millions)	8,530	7,988	6.8		34,744	32,558	6.7
Load factor	81.9%	79.4%	2.5	pts.	81.4%	79.7%	1.7	pts.
Aircraft utilization (hours per day)	11.0	10.8	1.8		11.6	11.5	1.1

Average fare	$140.01	$135.14	3.6		$140.69	$130.67	7.7
Yield per passenger mile (cents)	12.11	11.63	4.1		12.07	11.30	6.8
Passenger revenue per ASM (cents)	9.91	9.23	7.4		9.82	9.01	9.0
Operating revenue per ASM (cents)	11.03	10.42	5.9		10.88	10.11	7.6
Operating expense per ASM (cents)	10.34	9.62	7.6		9.92	9.24	7.4
Operating expense per ASM, excluding fuel (cents)	6.95	6.71	3.6		6.71	6.33	5.9
Airline operating expense per ASM (cents) (a)	10.15	9.35	8.6		9.71	8.99	8.0

Departures	55,997	52,207	7.3		225,501	215,526	4.6
Average stage length (miles)	1,093	1,091	0.1		1,100	1,076	2.2
Average number of operating aircraft during period	158.4	151.0	4.9		153.5	148.0	3.7
Average fuel cost per gallon	$2.42	$2.08	16.0		$2.29	$2.08	10.3
Fuel gallons consumed (millions)	119	112	7.6		486	455	7.0
Full-time equivalent employees at period end (b)					11,121	10,704	3.9

(a)	On January 18, 2011, JetBlue Airways Corporation filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission, describing an error in its previous accounting for certain points and awards that had expired under its former customer loyalty program, TrueBlue. Passenger revenue for the fourth quarter of 2010 reflects $6 million related to these expirations. A portion of this amount may be recorded in passenger revenue in previous periods of 2010.

(b)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
     (in millions)

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$465	$896
Total investment securities	628	246
Total assets	6,593	6,549
Total debt	3,033	3,304
Stockholders’ equity	1,654	1,546
SOURCE: JetBlue Airways Corporation